UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2013

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement with Certain Subsidiaries of GE Capital

On May 31, 2013, American Realty Capital Properties, Inc. (the “Company”), through ARC Properties Operating Partnership, L.P., entered into a purchase and sale agreement to acquire a portfolio comprised of 471 properties including 468 restaurants (including three other revenue generating assets) and three retail tenants located in 44 states representing 2,136,025 square feet. The sellers of the properties are subsidiaries of GE Capital. None of the sellers has a material relationship with the Company and the acquisition is not an affiliated transaction. Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition remains subject to the Company’s satisfactory due diligence and other customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchase of the properties, there can be no assurance that the Company will acquire the properties. The purchase and sale agreement contains customary representations and warranties by the sellers.

The properties are leased to 137 tenant groups. The leases are net, whereby the tenants are to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The original term of the leases is a weighted average 18.6 years with a weighted average of 6.2 years currently remaining. The annualized rental income for the portfolio will be approximately $55.6 million, or approximately $26.01 per rentable square foot. The contract purchase price of the portfolio is approximately $807.3 million, exclusive of closing costs.

Item 8.01. Other Events.

On May 31, 2013, the Company issued a press release announcing its entry into a purchase and sale agreement to acquire a portfolio of 471 net lease properties from certain subsidiaries of GE Capital. The Company also announced that, with this acquisition, it has accelerated its previously forecasted $1.1 billion of acquisitions for 2013 by five months and expects to complete such acquisitions by the end of the second quarter of 2013. The Company also maintains a strong pipeline of additional acquisitions for 2013.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release dated May 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

May 31, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer